Earnings Per Share


                                        Six Months             Three Months
                                       Ended March 31,        Ended March 31,
                                      1997       1996        1997        1996
                                  ----------  ----------  ----------  ----------
    [S]                               [C]         [C]         [C]         [C]
    Net income                       5,166       3,439       2,488       2,004

    Weighted average
      shares outstanding          11,586,430   8,631,578  11,595,528   8,631,578
                                  ----------  ----------  ----------  ----------
    Earnings per share             $   0.45    $   0.40    $   0.21    $   0.23
                                  ----------  ----------  ----------  ----------


    (1) Includes common-stock outstanding and common-stock equivalent-stock options.